Morgan Stanley Universal Institutional Funds, Inc.
Item 77I

Global Franchise Portfolio

On March 30, 2015, the Portfolio will recommence offering Class II shares to new investors. The Board of Directors approved the reopening of Global Franchise
Portfolio Class II shares to new investors at meetings held
February 25 and February 26, 2015. The Fund made these changes in a supplement to its Prospectus filed via
EDGAR with the Securities and Exchange Commission
(the "Commission") on February 27, 2015 (accession number 0001104659-15-015060) and incorporated by reference herein.

Global Strategist Portfolio

The total expense ratio cap of each of the Portfolio's Class
I and Class II shares has been increased, effective August
1, 2015. The Fund made these changes in a supplement to its Prospectus filed via EDGAR with the Securities and Exchange Commission (the "Commission") on June 16,
2015 (accession number 0001104659-15-045718) and
incorporated by reference herein.